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                                                                    EXHIBIT 10.8

               EXCITE/PREVIEW TRAVEL - TRAVEL CHANNEL AGREEMENT

This agreement ("Agreement") is entered into as of the 30th day of September, 1997 ("Effective Date"), by and between Excite, Inc., a California corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and Preview Travel, Inc., a Delaware corporation, located at 747 Front Street, San Francisco, California 94111 ("Preview Travel").

                                   RECITALS

A. Excite maintains a site on the Internet at http://www.excite.com and owns and/or manages related Web sites worldwide (collectively, the "Excite Network") which, among other things, allow its users to search for and access content and other sites on the Internet.

B. Within the Excite Network, Excite currently organizes certain content into topical channels, including a travel and destinations channel (the "Excite Travel Channel").

C. Excite also maintains and/or manages certain Web pages which may be delivered to users via email, desktop "channels" or Internet "push" technologies (collectively, "Broadcast Pages") which may incorporate content supplied to Excite by third parties for the purpose of providing value to Excite users and providing access to the content, products and/or services of such third parties.

D. Preview Travel is engaged in the business of online travel reservations and owns or has the right to distribute certain travel-related content. Preview Travel owns and maintains a Web site or sites (collectively, the "Preview Travel Sites") through which it conducts online travel reservations and makes its content available to its users.

E. Excite and Preview Travel wish to combine their travel-related content to create co-branded travel content and reservations services and to make the content and services available through the Excite Network, the Broadcast Pages and the Preview Travel Sites.

Therefore, the parties agree as follows:

1.   CREATION OF CO-BRANDED TRAVEL CONTENT AND RESERVATIONS SERVICES

     a) Preview Travel and Excite will cooperatively create and program co-branded areas containing travel and destinations content and providing access to Preview Travel's online reservations services (the

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          "Co-Branded Areas"). Excite and Preview Travel each will have dedicated staff creating and programming the Co-Branded Areas. The parties will mutually determine the appropriate level of staffing assigned to these tasks.

     b) Preview Travel and Excite will each contribute content ("Content") to the Co-Branded Areas mutually selected from that which resides on the Preview Travel Sites and the Excite Travel Channel. The parties may elect to collaborate on the development of additional content to be included in the Co-Branded Areas during the term of this Agreement.

     c) Content license agreements with third parties applicable to third party content to be incorporated into the Co-Branded areas will be handled in separate agreements and subject to mutual agreement of the parties. Excite and Preview Travel will each make good faith efforts to obtain the approval of such third parties to allow the distribution of any licensed third party content through the Co-Branded Areas.

     d) Preview Travel will make good faith efforts to ensure that the Excite Travel Channel will at all times have the option to feature the full array of content and functionality as made generally available by Preview Travel via other third-party relationships or via its own branded service, subject to agreement of the applicable third parties.

     e) Preview Travel will be solely responsible for its direct costs associated with creating and programming the Co-Branded Area, excluding the licensing of third party content, which will be apportioned between Excite and Preview Travel subject to mutual agreement by the parties.

     f) Preview Travel will be the premier provider and default reservations service for the Excite Travel Channel. No other provider of consumer travel reservations services will be promoted or advertised within the Excite Travel Channel for the duration of this Agreement. Preview Travel will provide Excite with a list of competing providers of consumer travel reservations services to which this exclusion will apply (Exhibit A). Preview Travel may update Exhibit A once per quarter.

     g) Preview Travel will have a right of first refusal to negotiate with Excite to provide Excite with travel reservations services and/or travel-related functionality in the Excite Travel Channel not provided by Preview Travel under this Agreement. In the event that Excite intends to provide new travel reservations services and/or travel-related functionality in the Excite Travel Channel, Excite will promptly notify Preview Travel of its intent in writing and invite Preview Travel to

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          exercise its right of first refusal. In providing notice to Preview
          Travel of its intent to make available any new travel reservations services and/or travel-related functionality in the Excite Travel Channel, Excite will provide Preview Travel with the proposed material terms relevant to the new travel reservations services and/or travel-related functionality.

     h) Within five (5) business days of its receipt of a notice under Section 1(g), Preview Travel will deliver to Excite a written response stating whether Preview Travel wishes to exercise its right of first refusal. If Preview Travel informs Excite that it intends to exercise its right of first refusal, the parties will use good faith efforts to quickly negotiate and execute a written agreement regarding the new travel reservations services and/or travel-related functionality based, to the fullest extent possible, on the terms of this Agreement. For fifteen (15) business days after Preview Travel's affirmative response (or such longer period as is agreed by the parties in writing), Excite will conduct negotiations regarding the new travel reservations services and/or travel-related functionality exclusively with Preview Travel. Thereafter, Excite may conduct negotiations with third parties to obtain the travel reservations services and/or travel-related functionality concurrently with its negotiations with Preview Travel on terms (including, without limitation, terms related to carriage, revenue share and programming requirements) substantially identical to, and not more favorable to such third parties than, the terms last offered to Preview Travel.

     i) The Co-Branded Areas will display with equal prominence the name and/or brands of both Preview Travel and Excite. Preview Travel and Excite will collaborate on the "look and feel" of the Co-Branded Areas including, but not limited to, the display, appearance and placement of the parties' respective names and/or brands and of advertising displayed on the Co-Branded Areas. Subject to the other provisions of this Agreement, Excite will have final approval over the "look and feel" and programming of the Co-Branded Area displayed in the Excite Travel Channel. Subject to the other provisions of this Agreement, Preview Travel will have final approval over the "look and feel" and programming of the Co-Branded Area displayed in the Preview Travel sites.

     j) Preview Travel and Excite will each use reasonable efforts to implement the Co-Branded Areas promptly after the execution of this Agreement. The parties will meet and confer as soon as possible after the execution of this Agreement to prepare an implementation schedule.

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2.   DISTRIBUTION OF THE CO-BRANDED AREAS

     a) The Co-Branded Areas will be made available through the Excite Travel Channel and the Preview Travel Site. The Co-Branded Areas may be made available, as deemed appropriate in Excite's sole discretion, through Web sites in the Excite Network marketed primarily to users in the United States and Canada.

     b) Reasonable excerpts or portions of the Excite Travel Channel may be incorporated by Excite into Broadcast Pages. Excite will determine the "look and feel" of the Broadcast Pages.

3.   TRAVEL-RELATED BULLETIN BOARDS AND CHAT EVENTS

     a) Preview Travel will monitor and moderate Excite's travel-related bulletin boards on a schedule to be determined by the parties.

     b) Excite will provide, at its expense, a chat auditorium as the venue for a regular series of travel-related chat "events" to be hosted by Preview Travel no less frequently than three times per month. Hosts will be individuals with recognized expertise in the travel field. The events will afford participants an opportunity to interact with the hosts. A moderator, provided by Preview Travel, will select questions from the audience for the host to answer.

4.   PROMOTION

     a) Excite will undertake all reasonable efforts to promote the Excite Travel Channel throughout the Excite Network. Excite will use such vehicles as promotion on Excite's home page or Excite Search results pages, inclusion of the Excite Travel Channel in the "Try These First" listing of Web sites displayed on Excite Search results pages, cross-linking within channels and other appropriate means to promote and drive traffic into the Excite Travel Channel.

     b) Excite and Preview Travel will promote the Excite Travel Channel on their respective Web sites through mutually-determined, comparable numbers of unsold advertising banner impressions.

     c) Preview Travel will conduct, at its expense and on a minimum monthly basis, give-aways to be displayed on the Excite Network promoting the Excite Travel Channel as mutually determined by the parties.

     d) Excite will promote the travel-related chat event series on its chat events page, as well as on the front page of the People and Chat Channel (http://www.excite.com/channel/chat). At its discretion, Excite

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          may promote high profile hosts on the Excite home page and/or the front page of the Excite Travel Channel.

     e) Preview Travel will undertake reasonable efforts to promote the chat events and Excite's services throughout the Preview Travel Sites. The promoted Excite Services will include, at a minimum (subject to Preview Travel's existing agreements with third parties):

               i) Excite Search will be the exclusive Internet search and navigation service on all Web pages in the Preview Travel Sites in which Preview Travel displays links to Internet search and navigation services.

               ii) My Excite Channel will be one of the personalized Internet information service on all Web pages in the Preview Travel Sites in which Preview Travel displays links to personalized Internet information services.

              iii) Excite NewsTracker will be one of the personalized Internet news clipping service on all Web pages in the Preview Travel Sites in which Preview Travel displays links to personalized Internet news clipping services.

               iv) Preview Travel will create a Web page or pages in the Preview Travel Sites promoting the distribution of the Excite PAL "buddy list" application to Preview Travel's users. The promotional page or pages will be linked to Excite's FTP server to allow downloads of the Excite PAL client. Excite and Preview Travel will collaborate on the "look and feel" of the Excite PAL promotional page or pages. Other than paid advertisements from other vendors and/or distributors of buddy list applications, Preview Travel will not promote buddy list applications other than Excite PAL.

               v) Preview Travel will create a Web page or pages in the Preview Travel Sites promoting registration for the MailExcite free email service to Preview Travel's users. The promotional page or pages will be linked to Excite's registration page for MailExcite. Excite and Preview Travel will collaborate on the "look and feel" of the MailExcite promotional page or pages. Other than paid advertisements from other vendors and/or distributors of free email services, Preview Travel will not promote free email services other than MailExcite.

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               vi)  The parties will determine the appropriate promotion of additional Excite services as they become commercially available.

     a) Preview Travel will promote Excite in all print and packaging materials associated with ticket delivery and/or reservation confirmations for Excite Travel Channel transactions.

     b) Preview Travel will promote, equal to or greater than any other partner (excluding promotions under agreements between Preview Travel and America Online, Inc. ("AOL")), Excite's services (including the Excite Travel Channel), in any Preview Travel publications and radio and TV programming, subject to Excite's agreement to participate in such off-Web promotions at a cost no greater than Preview Travel's "most favored nation" media rates charged to Preview Travel's strategic partners, excluding promotions covered by agreements with AOL.

1.   SET-UP FEE, REVENUE GUARANTEE PAYMENTS AND PAGE VIEW GUARANTEES

     e) One million dollars ($1,000,000) will be due from Preview Travel to Excite upon execution of this Agreement as compensation for costs of initiating access to the Excite Network, programming costs associated with the incorporation of the Co-Branded Area into the Excite Network, set-up costs and other expenses associated with Excite's initiation of the links, placements, advertisements and promotions contemplated by this Agreement. This set-up fee will be paid in four equal installments of [*] each, commencing on the three-month anniversary of the execution of this Agreement and continuing thereafter every three months until the entire set-up fee has been paid.

     f) Separate and apart from the set-up fee, Preview Travel will pay revenue guarantee payments to Excite as follows:

               Year 1:      [ * ]
               Year 2:      [ * ]
               Year 3:      [ * ]
               Year 4:      [ * ]
               Year 5:      [ * ]

               TOTAL:       TWENTY-THREE MILLION DOLLARS ($23,000,000)

     g) In each year, revenue guarantee payments will be made in equal quarterly installments commencing on the three month anniversary of the execution of this Agreement and continuing thereafter every three

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Excite / Preview Travel Agreement                                              6


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          months until all of the annual guarantees have been paid in full, subject to the other provisions of this Agreement.

     h) Excite guarantees Preview Travel that it will deliver the following annual page views to the Excite Travel Channel:

            Year 1:  [*]
            Year 2:  [*]
            Year 3:  [*]
            Year 4:  [*]
            Year 5:  [*]

     i) At the conclusion of each twelve (12) month period following the launch of the Co-Branded Areas (which shall be deemed to be the earlier of (i) the actual launch of the Co-Branded Areas or (ii) October 1, 1997), the parties will compare the actual page views delivered to the Excite Travel Channel against the page view guarantees set forth above.

               v) In the event that the actual annual page views are less than the applicable annual guarantee, the difference will be added to the next year's page view guarantee.

               vi) In the event that the total of the actual page views over the five-year term of the Agreement is less than the total of the five years' guaranteed page views, the Agreement will be continued without additional guarantee payments on the part of Preview Travel until the total of the five years' guaranteed page views has been delivered. This make good period is to be delivered by Excite in the shortest possible period, not to exceed [*], given the available page views at the time.

               vii) In the event that actual annual page views in any applicable year differ from the applicable annual page view guarantee by [*] or more, the parties will negotiate in good faith to increase or decrease the remaining annual page view guarantees and revenue guarantee payments to reflect the increase or decrease in the value of the Agreement created by the higher- or lower-than-expected page views. If the parties are unable to negotiate an appropriate amendment to the annual page view guarantees and revenue guarantee payments after ninety (90) days following notice from a party that it desires to commence such negotiations, Excite will be entitled to terminate the Agreement upon notice to Preview Travel if the applicable annual page views have exceeded the applicable annual guarantee by [*] or more, and Preview

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                    Travel will be entitled to terminate the Agreement upon
                    notice to Excite if the applicable annual page views have been less than the applicable annual guarantee by [ * ] or more. Reviews of the delivery of actual page views against the annual page view guarantees will take place on an annual basis.

6.   ADVERTISING AND SPONSORSHIP REVENUE AND COMMISSION SHARING

     a) The parties' respective sales forces will cooperatively sell advertising and sponsorships for the Co-Branded Areas that appear on both the Excite Travel Channel and the Preview Travel Sites without creating confusion in the marketplace. Within ninety (90) days of the execution of this Agreement, the parties will evaluate the optimal sales force structure to maximize the mutual revenue opportunity.

     b) Preview will receive [*]of the "Net Advertising Revenue" that accrues during the term of this Agreement from advertising banners that appear on the Co-Branded Areas on both sites. "Net Advertising Revenue" means the gross revenue from banner advertising that accrues to the parties during the applicable payment period, minus (i) each party's actual sales agency discounts and commissions, both internal and external, in an amount not to exceed twenty percent (20%) of the gross revenue,
          (ii) any royalties paid by either party for content displayed in the Co-Branded Areas from sources other than Preview (if applicable) and
          (iii) any portion of the banner advertising revenue required to be shared by either party with content providers other than Preview for content displayed in the Co-Branded Areas (if applicable).

     c) Sharing of Net Advertising Revenue will commence thirty (30) days after the launch of the Co-Branded Areas. Payments of shared Net Advertising Revenue will be due within twenty (20) days of the end of each calendar quarter with respect to revenue recognized by either party during such calendar quarter.

     d) Preview Travel will share standard commissions earned by Preview Travel through the Co-Branded Areas, subject to the following conditions:

               i) If in any calendar quarter during the term of this Agreement the total of [*] of such standard commissions earned by Preview Travel cumulatively from the inception of this Agreement plus [*]of the Net Advertising Revenue derived from the Co-Branded Areas cumulatively from the inception of this Agreement exceeds the pro rata share of
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                    the revenue guarantees applicable to the same cumulative
                    period, Preview Travel will pay Excite [*] of the standard commissions earned thereafter during such calendar quarter by Preview Travel through the Co-Branded Areas.

               ii) If the total of [*] of such standard commissions earned by Preview Travel cumulatively from the inception of this Agreement plus [*]of the Net Advertising Revenue derived from the Co-Branded Areas cumulatively from the inception of this Agreement is equal to or less than the pro rata share of the revenue guarantees applicable to the same cumulative period, Preview Travel will not be obligated to pay Excite any share of the standard commissions earned by Preview Travel through the Co-Branded Areas during the same cumulative period.

              iii) Payments of shared commissions will be due to Excite within twenty (20) days of the end of each calendar quarter in which the commission revenue is recognized by Preview Travel.

               iv) Nothing in this Section 6(d) shall be construed to require the return or refund of any portion of commissions paid by Preview Travel to Excite in the event that, subsequent to such payment, the total of [*] of such standard commissions earned by Preview Travel cumulatively from the inception of this Agreement plus [*] of the Net Advertising Revenue derived from the Co-Branded Areas cumulatively from the inception of this Agreement is equal to or less than the pro rata share of the revenue guarantees applicable to the same cumulative period.

7.   NEW BUSINESS OPPORTUNITIES


     a) Preview Travel and Excite will cooperate in the development of a program to acquire and rapidly promote to Excite's users "distressed", "opportunistic" or other travel-related opportunities made available by travel vendors on short notice. The parties will negotiate in good faith to implement appropriate expense allocations and revenue sharing for any such opportunities.

     b) The parties will jointly explore additional travel-related online commerce opportunities and will negotiate in good faith to implement appropriate compensation for any such activities.

8.   EXCLUSIVITY

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     a)   During the term of this Agreement, Excite will not enter into a similar travel content agreement with any of Preview Travel's direct competitors listed in Exhibit A. Preview Travel may reasonably update the list of its direct competitors in Exhibit A on a quarterly basis.

     b) During the term of the Agreement, Preview Travel will not enter into a similar agreement with any of Excite's competitors including, but not limited to, [*].

9.   TERM

          The term of this Agreement will be five (5) years, commencing on the Effective Date.

10.  TERMINATION

     a) Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach.

     b) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof.

     c) The provisions of Section 14 (Confidentiality), Section 15 (Warranty and Indemnity), Section 16 (Limitation of Liability) and Section 17 (Dispute Resolution) will survive any termination or expiration of this Agreement.

11.  PUBLICITY

          Neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other. Notwithstanding the foregoing, the parties agree to issue an initial press release regarding the relationship between Excite and Preview Travel, the timing and wording of which will be mutually agreed upon.

12.  CONTENT OWNERSHIP AND LICENSE

     a) Preview Travel will retain all right, title and interest in and to its Content worldwide (including, but not limited to, ownership of all copyrights, moral rights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Preview Travel hereby

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          grants to Excite a royalty-free, non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display Preview Travel's Content in accordance with this Agreement and to sub-license Preview Travel's Content to Excite's wholly-owned subsidiaries or to joint ventures in which Excite participates (excluding Preview Travel's direct competitors then listed in Exhibit A) for the sole purpose of using, reproducing, distributing, transmitting and publicly displaying Preview Travel's Content in accordance with this Agreement to the extent permitted by Preview Travel's third party Content licensors.

     b) Preview Travel will retain all right, title, and interest in and to the Preview Travel Sites worldwide (including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein).

     c) Excite will retain all right, title and interest in and to its Content worldwide (including, but not limited to, ownership of all copyrights, moral rights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Excite hereby grants to Preview Travel a royalty-free, non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display Excite's Content in accordance with this Agreement

     d) Excite will retain all right, title, and interest in and to the Excite Network, the Excite Travel Channel and the Broadcast Pages worldwide (including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein).

13.  TRADEMARK OWNERSHIP AND LICENSE


     a) Preview Travel will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite hereunder.

     b) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Preview Travel hereunder.

     c) Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each licensor's reasonable policies regarding advertising and trademark usage as established from time to time.

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     d)   Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except:

               i)   As the parties may agree in writing; or

              ii)   To the extent permitted by applicable law.

14.  CONFIDENTIALITY

     a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

     b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

     c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

     d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

     e) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

15.  WARRANTY AND INDEMNITY

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     a)   Preview Travel warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, its online reservations service and any and all content provided to Excite or made available to third parties in connection with this Agreement.

     b) Preview Travel will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

               i) The breach of any warranty, representation or covenant in this Agreement;

              ii) Any claim that Preview Travel's online reservations service or content infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

             iii) Any claim arising from content displayed on the Preview Travel Site (other than Excite's).

          Excite will promptly notify Preview Travel of any and all such claims and will reasonably cooperate with Preview Travel with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at its own expense at all proceedings and substantive negotiations relating to such claim.

     c) Excite warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, any and all content provided to Preview Travel or made available to third parties in connection with this Agreement.

     d) Excite will indemnify, defend and hold harmless Preview Travel, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

               i) The breach of any warranty, representation or covenant in this Agreement;

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               ii)  Any claim that Excite's content infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

              iii) Any claim arising from content displayed on the Excite Network or Broadcast Pages (other than Preview Travel's).

          Preview Travel will promptly notify Excite of any and all such claims and will reasonably cooperate with Excite with the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Preview Travel in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Preview Travel's written consent (not to be unreasonably withheld or delayed) and Preview Travel may have its own counsel in attendance at its own expense at all proceedings and substantive negotiations relating to such claim.

     e) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

16.  LIMITATION OF LIABILITY

          EXCEPT UNDER SECTIONS 15(b) AND 15(d), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID BY PREVIEW TRAVEL TO EXCITE HEREUNDER.

17,  DISPUTE RESOLUTION

     a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or

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Excite / Preview Travel Agreement                                             14

CONFIDENTIAL

          threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite has its principal place of business or the United States District Court for the Northern District of California.

     b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in the county in which Excite has its principal place of business.

     c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in the county in which Excite has its principal place of business.

18.  GENERAL

     a)   Assignment. Neither party may assign this Agreement, in whole or in
          ----------
          part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with (i) a merger, reorganization or sale of all, or substantially all, of such party's assets or (ii) Excite's assignment and/or delegation of its rights and responsibilities hereunder to a wholly-owned subsidiary or joint venture in which Excite holds a controlling interest (other than to a Preview Travel competitor then listed in Exhibit A). Any attempt to assign this Agreement other than as permitted above will be null and void.

     b)   Governing Law. This Agreement will be governed by and construed in
          -------------
          accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Preview Travel.

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Excite / Preview Travel Agreement                                             15
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CONFIDENTIAL

     c)   Notice. Any notice under this Agreement will be in writing and
          ------
          delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

     d)   No Agency. The parties are independent contractors and will have no
          ---------
          power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

     e)   Force Majeure. Any delay in or failure of performance by either party
          -------------
          under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

     f)   Severability. In the event that any of the provisions of this
          ------------
          Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

     g)   Entire Agreement. This Agreement is the complete and exclusive
          ----------------
          agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

Preview Travel, Inc.          Excite, Inc.

By:   /s/ Ken Orton           By:   /s/ Robert C. Hood
      --------------------          ---------------------
Name: Kenneth J. Orton        Name: Robert C. Hood
      --------------------          ---------------------
Title: President & CEO        Title: EVP - CAO
      --------------------          ---------------------
Date:  September 30, 1997     Date: September 30, 1997
      --------------------          ---------------------

[ADDRESS]                     555 Broadway
                              Redwood City, California 94063
                              415.568.6000 (voice)
                              415.568.6030 (fax)

________________________________________________________________________________

Excite / Preview Travel Agreement                                             16